EXHIBIT 10.9

Mining Lease and Option to Purchase Agreement
Camp Douglas Project

This Mining Lease and Option to Purchase Agreement Camp Douglas Project (“Agreement”) is made and entered into by and between Diversified Inholdings, LLC, a Nevada limited liability company (“Owner”), and Gold Standard Ventures (US) Inc., a Nevada corporation (“GSV”).

Recitals

A.           Owner owns the CD unpatented mining claims situated in Mineral County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement (collectively the “Property”).

B.           Owner desires to lease the Property to GSV and to grant to GSV the option to purchase the Property on the terms and conditions of this Agreement.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1.           Definitions.  The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1           "Area of Interest" means the geographic area within the exterior boundaries of the Property and the lands described in Exhibit A and the map which is part of Exhibit A.

1.2           “Closing Date” means the date on which GSV’s purchase of the Property is closed in accordance with Section 5.

1.3           “Effective Date” means August 1, 2010, or the date on which the parties execute this Agreement, whichever first occurs.

1.4           “Governmental Regulations” means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.5           “GSV” means Gold Standard Venture  (US) Inc., a Nevada corporation, and its successors and assigns.

1.6           “Interest Rate” means LIBOR plus two percent (2%) per annum.

1.7           “Lease Year” means each one (1) year period beginning on August 1, 2010, and on the like date of each succeeding year.

1.8           “Minerals” means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

1.9           "Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with Exhibit 1 to the conveyance to be executed and delivered in accordance with Section 5.4.

1.10           “Option” means the Option granted by Owner to GSV to purchase the Property.

1.11           “Owner” means Diversified Inholdings, LLC, a Nevada limited liability company, and its successors and assigns.

1.12           “Payments” means the payments payable by GSV in accordance with Section 4.1.

1.13           “Property” means the CD unpatented mining claims situated in Mineral County, Nevada, plus any additional unpatented mining claims which are made subject to this Agreement in accordance with its terms.

1.14           “Purchase Price” means the purchase price for the Property described in Section 5.

1.15           “Royalty” means the production royalty payable by GSV to Owner in accordance with Section 4.2.

2.           Lease and Grant of Rights.  Owner leases the Property to GSV and grants GSV the rights and privileges described in this Section.

2.1           Lease.  Owner leases the Property to GSV for the purposes of exploration for Minerals, provided, however, that GSV shall have no right to construct, develop or operate a mine on the Property without first having exercised and closed the Option.

2.2           Water Rights.  Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, GSV shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by GSV in its operations on the Property.  If GSV acquires or files any application for appropriation or a permit, it shall cause each such application and permit to be taken jointly in the names of Owner and GSV.  On termination of this Agreement, except on GSV’s exercise and closing of the Option, GSV shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by GSV during the term of this Agreement.  If GSV exercises and closes the Option, Owner shall assign and convey to GSV all permits and water rights appurtenant to the Property.

3.           Term.  The initial term of this Agreement shall commence on the Effective Date and shall expire on August 1, 2030, unless this Agreement is sooner terminated, canceled or extended.  Before expiration of the initial term or any extension term GSV shall have the right to extend this Agreement for additional one (1) year terms, provided that GSV has fully performed all of its obligations under this Agreement and is conducting exploration or pre-development activities on the Property on the expiration of the term immediately preceding the extension term.  GSV shall deliver written notice to Owner of GSV’s intent to extend this Agreement.

4.           Payments.

4.1           Minimum Payments.  On the dates described below, GSV shall pay to Owner the sums described below:

Date	Payment Amount
Execution date of this Agreement	$45,000.00
August 1, 2011	$50,000.00
August 1, 2012	$55,000.00
August 1, 2013	$60,000.00
August 1, 2014	$70,000.00
August 1, 2015	$80,000.00
August 1, 2016	$90,000.00
August 1, 2017	$100,000.00
and the like day of each subsequent year

Beginning on August 1, 2018, the amount of the Payments shall be increased (and never decreased) for inflation.  The base price index for computing the annual increase shall be the Consumer's Price Index, all items, published by the United States Department of Labor, Bureau of Labor Statistics (the "Index") for the month of July 2017 (the "Beginning Index").  The month of June preceding the Payment due date shall be the adjustment date (the "Adjustment Date").  If the Index published immediately preceding the adjustment date (the "Extension Index") is increased above the Beginning Index, then the Payment for the Lease Year shall be the product reached by multiplying the Payment by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index.  If the Index is changed, the Index shall be converted in accordance with the applicable conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.  If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained as if the Index had not been discontinued or revised.

The cash Payments shall be credited cumulatively against GSV’s Royalty payment obligations, but shall not be credited against the Purchase Price.

GSV’s obligation to pay the Payments shall terminate on termination of this Agreement, provided that (a) GSV’s exploration and development activities on the Property have ceased in their entirety; (b) GSV has commenced final closure and reclamation of the disturbances created by GSV on the Property in accordance with applicable laws and regulations and the terms and conditions of each plan of operations or reclamation plan for the Property; and (c) GSV has posted or submitted such financial assurances as are required under applicable laws and regulations to secure GSV’s performance of its reclamation obligations.  If  GSV does not perform the condition in (c), GSV’s Payment obligation shall recommence and continue until such time as GSV performs the obligation.

4.2           Production Royalty.  GSV shall pay to Owner a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property, including any additions to the Property resulting from the parties’ location of unpatented mining claims in the Area of Interest.  The Royalty percentage rate shall be four percent (4%) of the Net Smelter Returns

4.3           Method of Payment.  Except as otherwise provided in this Agreement, all payments by GSV to Owner shall be paid by wire transfer to an account designated by Owner.

4.4           Late Charge and Interest.  If GSV does not timely pay any Payment or any other amount payable by GSV under this Agreement within ten business (10) days after the date on which such payment is due, GSV shall pay to Owner a late charge equal to ten percent (10%) of such overdue amount.  If any Payment or other amount payable by GSV remains delinquent for a period in excess of thirty (30) days, GSV shall pay to Owner, in addition to the late charge, interest from and after the due date at the Interest Rate.

4.5           Currency.  All sums referred to in this Agreement are in United States currency.

5.           Option.  Owner grants to GSV the exclusive right to purchase the Property, subject to the Royalty reserved by Owner and subject to GSV’s obligations under the conveyance executed and delivered by Owner on the closing of the Option.  GSV may exercise the Option only after GSV commits to commence development of a mine or mining on the Property and completes a positive feasibility study for development or mining on the Property.  The Purchase Price for the Property shall be One Hundred Thousand Dollars ($100,000.00).

5.1           Notice of Election.  If GSV elects to exercise the Option, GSV shall deliver written notice to Owner.  On Owner’s receipt of GSV’s notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Owner’s delivery of the notice.

5.2           Real Property Transfer Taxes.  GSV shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.  The parties acknowledge that there are presently no real property transfer taxes assessed on the transfer of title to unpatented mining claims, including the unpatented mining claims which constitute the Property.

5.3           Payment on Closing.  On closing of the Option, GSV shall pay the Purchase Price to Owner in cash or by wire transfer in accordance with Section 4.3

5.4           Conveyance on Closing.  If GSV exercises and closes the Option, Owner shall execute and deliver to GSV a conveyance of the Property which contains the reservation of the Royalty and obligates GSV to make the Payments in the form of Exhibit 5.4 attached to and by this reference incorporated in this Agreement.  On the closing of the Option, the parties shall complete the conveyance by inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option.  The execution, delivery and recording of the conveyance shall not constitute a merger of GSV’s obligations under this Agreement which shall survive the closing of the Option.  Owner and GSV shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

5.5           Effect of Closing.  On closing of the Option, GSV shall own the Property, subject to the Royalty reserved by Owner and GSV’s obligations stated in the conveyance of the Property.

6.           Compliance With The Law.  GSV shall, at GSV’s sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by GSV, including but not limited to all exploration and development work performed by GSV during the term of this Agreement.  GSV shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and GSV shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to GSV’s failure to comply with any applicable Governmental Regulations.  Owner agrees to cooperate with GSV in GSV’s application for governmental licenses, permits and approvals, the costs of which shall be borne by GSV.

7.           GSV’s Work Practices and Reporting.

7.1           Work Practices.  GSV shall work the Property in a miner-like fashion.

7.2           Inspection of Data.  During the term of this Agreement, Owner shall have the right to examine and make copies of all data, including interpretative data, regarding the Property in GSV’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of GSV.

7.3           Reports.  On or before February 1 following each calendar year during which this Agreement is effective, GSV shall deliver to Owner a comprehensive report, which includes all factual data in digital and hard copy format, of all of GSV’s activities conducted on the Property for the previous calendar year.  Within thirty (30) days following the end of each calendar quarter during the term of this Lease, GSV shall deliver to Owner a summary report of GSV’s operations, including exploration and development activities, on or relating to the Property during the preceding calendar quarter.

8.           Scope of Agreement.  This Agreement shall extend to and include the unpatented mining claims described in Exhibit A which is part of this Agreement, and in the exhibits which are part of this Agreement, and all other interests, mining claims and property rights made part of and subject to this Agreement in accordance with this Section.  All unpatented mining claims located by Owner or GSV which are partially or wholly in the Area of Interest shall be located in Owner’s name and shall be part of and subject to this Agreement.  If a party locates any unpatented mining claims in the Area of Interest, the locator shall promptly notify the other party.  The parties shall execute and deliver an amendment of this Agreement, in recordable form, which provides that the newly located unpatented mining claims are part of the Property and are subject to this Agreement.  If the unpatented mining claims are located by Owner, GSV shall reimburse Owner for Owner’s costs incurred to locate the new unpatented mining claims.  The amendment may be recorded by either party.  If GSV acquires any fee lands, patented mining claims, unpatented mining claims or other property interests in the area of interest by agreement with a third party and subsequently GSV intends to surrender or terminate any such third party agreement, GSV shall notify Owner of GSV’s intent to surrender or terminate the third party agreement.  Owner shall have thirty (30) days during which to request that GSV assign and transfer the third party agreement to Owner, subject to Owner’s obligation to assume the obligations of GSV under the third party agreement which accrue or arise after GSV’s assignment and subject to GSV’s obligation to defend, indemnify and hold harmless Owner from and against any and all claims, damages, liabilities or losses arising from or relating GSV’s operations on, possession of or use of the property subject to the third party agreement before GSV’s assignment of the agreement.

9.           Liens and Notices of Non-Responsibility.  GSV agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by GSV, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for GSV which may or might become a lien, charge or encumbrance; except that GSV need not discharge or release any such lien, charge or encumbrance so long as GSV disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Owner.  Subject to GSV’s right to post a bond in accordance with the foregoing, if GSV does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner’s contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance.  All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney’s fees, shall be payable by GSV to Owner on demand with interest at the Interest Rate.

10.           Taxes.

10.1           Real Property Taxes.  Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement.  GSV shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property.  All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and GSV, except that neither Owner nor GSV shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party.  The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

10.2           Personal Property Taxes.  Each party shall promptly when due pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Property.

10.3           Income Taxes.  Neither party shall be liable for any taxes levied on or measured by income or net proceeds of the other party, or other taxes applicable to the other party, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the Closing of the Option.

10.4           Delivery of Tax Notices.  If Owner receives tax bills or claims which are GSV’s responsibility, Owner shall promptly forward them to GSV for payment.

11.           Insurance and Indemnity.

11.1           GSV’s Liability Insurance.  GSV shall, at GSV’s sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Two Million Dollars ($2,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring GSV’s performance of GSV’s indemnity obligations of this Agreement.  The amounts of coverage required under this Section shall be increased by one hundred percent (100%) on the tenth (10th) anniversary of the Effective Date and by two hundred percent (200%) on the fifteenth (15th) anniversary of the Effective Date.

11.2           Form and Certificates.  The policy of insurance required to be carried by GSV pursuant to this Section shall be with a company approved by Owner and shall have a Best’s Insurance Rating of at least A-VII.  Such policy shall name Owner as an additional insured and contain a cross-liability and severability endorsement.  GSV’s insurance policy shall also be primary insurance without right of contribution from any policy carried by Owner.  A certificate of insurance and a copy of GSV’s insurance policy shall be provided to Owner before any entry by GSV or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

11.3           Waiver of Subrogation.  GSV and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or GSV and in force at the time of such loss or damage.

11.4           Waiver and Indemnification.  Owner shall not be liable to GSV and GSV waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to GSV’s business conducted on the Property.  GSV shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by GSV or GSV’s agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by GSV in the performance of any obligation on the part of GSV to be performed under the terms of this Agreement (all of the foregoing collectively referred to as “General Indemnity Claims”).  GSV agrees to defend all General Indemnity Claims on behalf of Owner, with counsel reasonably acceptable to Owner.  The obligations of GSV contained in this Section shall survive the expiration of the term or other termination of this Agreement.

12.           Environmental.

12.1           Definitions.  Hazardous Materials means any material, waste, chemical, mixture or byproduct which:  (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency.  Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

12.2           GSV Hazardous Material Activities.  GSV shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with GSV’s use of the Property (collectively “GSV Hazardous Materials Activities”) to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement.  GSV  Hazardous Materials Activities include, without limitation, all such activities on or about the Property by GSV’s employees, partners, agents, invitees, contractors and their subcontractors.  GSV shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property.  GSV shall cause all GSV Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws.  GSV shall promptly notify Owner of any actual or claimed violation of Applicable Environmental Laws in connection with GSV Hazardous Materials Activities, and GSV shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with GSV Hazardous Materials Activities.  If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for GSV to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, GSV shall be solely responsible, at GSV’s expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit. All GSV Hazardous Materials Activities shall be performed by qualified personnel who have received proper training with respect to Hazardous Materials, including compliance with applicable OSHA laws and regulations.  GSV shall cause all Hazardous Materials present at the Property in connection with GSV Hazardous Materials Activities to be safely and securely stored, using double containment.  GSV agrees that neither its use of the Property nor GSV Hazardous Materials Activities shall result in contamination of the environment.

12.3           Spills of Hazardous Materials.  GSV shall promptly notify Owner and each governmental regulatory entity with jurisdiction of any spills, releases, or leaks of Hazardous Materials that occur in connection with GSV Hazardous Materials Activities or GSV’s use of the Property, including but not limited to any resulting contamination of the environment (collectively “GSV Contamination”).  GSV further shall promptly notify Owner of any claims of which GSV becomes aware regarding any actual or alleged GSV Contamination.  GSV shall be solely responsible at its expense for promptly, diligently and thoroughly investigating, monitoring, reporting on, responding to, and cleaning up to completion any and all such GSV Contamination, in full conformance to Applicable Environmental Laws (collectively the “GSV Environmental Response Work”).  All GSV Environmental Response Work shall be reported to each governmental regulatory entity with jurisdiction on an ongoing basis, and GSV shall diligently attempt to obtain written concurrence from each such regulatory entity that all GSV Environmental Response Work has been satisfactorily performed and completed.  GSV at its expense shall keep Owner timely informed of GSV’s progress in responding to any GSV Contamination, including but not limited to providing Owner with copies, at GSV’s expense, of all reports, work plans, and communications with governmental regulatory entities.

12.4           Removal of Stored Hazardous Materials.  Before the expiration or termination of this Agreement, and notwithstanding any other provision of this Agreement, and in full conformance to Applicable Environmental Laws, GSV shall:  (a) cause to be properly removed from the Property all Hazardous Materials stored at the Property in connection with GSV’s use of the Property or in connection with GSV Hazardous Materials Activities; and (b) cause to be properly dismantled, closed and removed from the Property all devices, drums, equipment and containments used for handling, storing or treating Hazardous Materials Activities.  As part of the closure and removal activities described in the preceding sentence, GSV shall cause to be performed representative environmental sampling of areas of the Property where such handling, storing or treating of Hazardous Materials occurred, to confirm that no contamination of the environment has resulted from any GSV Hazardous Materials Activities.  Such sampling shall be performed by a qualified environmental consultant acceptable to Owner, and such consultant shall promptly issue a written report which describes the consultant’s data, findings, and conclusions, a copy of which shall be provided to Owner at GSV’s expense.  If any GSV Contamination is discovered, GSV shall immediately initiate GSV Environmental Response Work as prescribed in this Agreement.

12.5           Environmental Indemnity.  GSV shall promptly reimburse, defend, indemnify (with legal counsel acceptable to Owner, whose consent shall not unreasonably be withheld) and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney’s fees, consultant’s fees and other expert’s fees and costs), and damages, which arise from or relate to:  (a) GSV Hazardous Materials Activities; (b) GSV Contamination; (c) any non-compliance with Applicable Environmental Laws in connection with GSV’s use of the Property; or (d) a breach of any obligation of GSV under this Section.

12.6           Survival.  The provisions of this Section shall survive expiration or termination of this Agreement.

13.           Property Maintenance.

13.1           Claim Maintenance.

13.1.1           Annual Assessment Work.  To the extent required by law, beginning with the annual assessment work period of September 1, 2010, to September 1, 2011, and for each succeeding annual assessment work year commencing during the term of this Agreement, and not less than thirty (30) days before the applicable deadline,  GSV shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances. GSV shall deliver to Owner proof of GSV’s compliance with this Section not less than fifteen (15) days before the applicable deadline.  If GSV elects to terminate this Agreement more than three (3) months before the deadline for performance of annual assessment work for the succeeding annual assessment year, GSV shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year.  The parties acknowledge that there are presently no annual assessment work requirements for the unpatented mining claims which constitute the Property.

13.1.2           Federal Mining Claim Maintenance Fees.  If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2010, to September 1, 2011, and not less than thirty (30) days before the applicable deadline, GSV shall timely and properly pay the federal annual mining claim maintenance fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner's intention to hold the unpatented mining claims which constitute the Property.  GSV shall pay all mining claim fees and other fees imposed under Nevada law on the recording of the notice of intent to hold the unpatented mining claims which constitute the Property or otherwise required for the maintenance of the Property.  GSV shall deliver to Owner proof of GSV’s compliance with this Section not less than fifteen (15) days before the applicable deadline.  If before the parties’ execution of this Agreement Owner pays the federal annual mining claim maintenance fees for the annual assessment period September 1, 2010, to September 1, 2011, GSV shall reimburse Owner for such fees immediately following the parties’ execution of this Agreement.  If GSV elects to terminate this Agreement more than three (3) months before the deadline for payment of the federal annual mining claim maintenance fees for the succeeding annual assessment year, GSV shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the succeeding assessment year.

13.1.3           Work Commitment.  During the periods described below, GSV shall perform exploration or pre-development work on the Property, including, without limitation, geological, geochemical and geophysical investigations and surveys, sampling and assaying, exploration drilling, engineering, metallurgical and other technical analyses, investigations and studies of the Property.  Expenditures for administrative, office operations and overhead shall not exceed fifteen percent (15%) of GSV’s actual expenditures to perform exploration or pre-development work on the Property.  Work commitment expenditures by GSV during any period in excess of the work commitment obligation for such period shall be credited against GSV’s subsequent work commitment obligations.  On Owner’s request, GSV shall provide documentary substantiation of GSV’s performance of its work commitment obligations.  GSV’s work commitment obligations are:

Lease Period	Work Commitment Amount
First Lease Year	$25,000.00
Second Lease Year	$75,000.00
Third Lease Year	$100,000.00
Fourth Lease Year	$100,000.00
Fifth Lease Year	$125,000.00
Sixth Lease Year	$125,000.00
Seventh Lease Year	$150,000.00
Eighth Lease Year	$200,000.00
Ninth Lease Year and each succeeding Lease Year	$200,000,00

Beginning in the tenth Lease Year, the work commitment obligation shall be increased, but never decreased, to reflect inflation according to the Consumer Price Index.  The base index shall be the Consumer Price Index on August 1, 2019, and the adjustment index shall be the Consumer Price Index on August 1 of the Lease Year for which the work commitment obligation amount is adjusted.

If during any Lease Year GSV does not complete the full work commitment obligation, GSV shall pay to Owner the amount which is one-half (1/2) of the difference between the work commitment obligation amount and the amount actually expended by GSV during the Lease Year.  GSV shall pay such amount within thirty (30) days following the end of the Lease Year during which GSV does not perform the full amount of the work commitment obligation.

On or before the fourth (4th) anniversary of the Effective Date, GSV shall complete a Canadian National Instrument 43-101 compliant report, or equivalent, for the Property.

13.2           Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress.  The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement.  If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and GSV shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property, except as expressly provided in this Agreement.

If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement.  Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14.           Relationship of the Parties.

14.1           No Partnership.  This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

14.2           Competition.  Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party.  In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

15.           Inspection.  Owner or Owner’s duly authorized representatives shall be permitted to enter on the Property and GSV’s workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with GSV’s operations.

16.           Title.                      Owner represents in respect of the unpatented mining claims which comprise the Property that: (a) the claims were properly located in accordance with applicable federal and state laws and regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and the federal annual mining claim maintenance and rental fees have been paid properly; (c) the claims are in good standing; (d) subject to the paramount title of the United States, Owner has good right and full power to lease and to convey the interests described in this Agreement; and (e) the claims are free and clear of all liens, claims and encumbrances created by, through or under Owner.  Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property.

17.           Covenants, Warranties and Representations.  Each of the parties covenants, warrants and represents for itself as follows:

17.1           Compliance with Laws.  That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

17.2           No Pending Proceedings.  That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

17.3           Costs.  That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.4           Brokers.  That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent’s broker’s or finder’s fee is due in connection with this Agreement.

18.           Termination by Owner.  Any failure by GSV to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default.  Owner may give GSV written notice of a default.  If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if GSV has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to GSV of Owner’s termination of this Agreement.  In the case of GSV’s failure to pay the Payments, Owner shall be entitled to give GSV written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to GSV of Owner’s termination of this Agreement.  On termination of this Agreement based on GSV’s default, within ten (10) days after termination GSV shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19.           Termination by GSV.  GSV may at any time terminate this Agreement by giving three (3) months advance written notice to Owner.  If GSV terminates this Agreement, GSV shall perform all obligations and pay all payments which accrue or become due before the termination date.  On GSV’s termination of this Agreement, within ten (10) days after termination GSV shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

20.           Surrender of Property.  On expiration or termination of this Agreement, GSV shall surrender the Property promptly to Owner and at GSV’s sole cost shall remove from the Property all of GSV’s buildings, equipment and structures.  GSV shall reclaim the Property in accordance with all applicable Governmental Regulations.  GSV shall diligently perform reclamation and restoration of the Property such that GSV’s reclamation and restoration shall be completed before expiration of this Agreement and not later than the date required under any Governmental Regulations.

21.           Data.  Within thirty (30) days following termination of this Agreement, GSV shall deliver to Owner copies of all data regarding the Property in GSV’s possession at the time of termination which before termination have not been furnished to Owner and, at Owner’s request, GSV shall deliver to Owner all drill core, cuttings, samples and sample splits taken from the Property.  GSV shall deliver the data in digital and hard copy form.  The digital data shall be in a format which is readable and useful using commercially available software which is customarily used in the mineral exploration industry in the United States.  All digital and written data shall be in English.

22.           Confidentiality.  The data and information, including the terms of this Agreement, coming into a party’s possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed.  Each party agrees to inform the other party of the content of the announcement or disclosure in sufficient time to permit the other party to jointly or simultaneously make a similar public announcement or disclosure.  If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

23.           Assignment.

23.1           GSV’s Assignment.   Except as expressly provided in this Agreement, GSV shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (each a “Transfer”) all or any part of its interest in this Agreement or the Property, without, in each case, Owner’s prior written consent, which shall not be withheld unreasonably.  Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement. In its consideration of GSV’s request for consent to a Transfer, Owner may consider the financial, legal, operating and regulatory history and the market capitalization of the proposed transferee.

23.2           Owner’s Assignment.  Subject to GSV’s rights under this Agreement, Owner shall have the right to assign, convey, encumber, or sell all or any part of its interest in this Agreement or the Property.  No change in ownership of Owner's interest in the Property shall affect GSV's obligations under this Agreement unless and until Owner delivers and GSV receives copies of the documents which demonstrate the change in ownership of Owner's interest.  Until GSV receives Owner's notice and the documents required to be delivered under this Section, GSV may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred.  No division of Owner's ownership as to all or any part of the Property shall enlarge GSV's obligations or diminish GSV's rights under this Agreement.

24.           Memorandum Agreement.  The parties shall execute and deliver a memorandum of this Agreement.  The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

25.           Notices.  Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section.  Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Owner:                           Diversified Inholdings, LLC
PO Box 34089
Reno, Nevada 89533-4089

If to GSV :                              Gold Standard Ventures (US) Inc.

26.           Binding Effect of Obligations.  This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

27.           Entire Agreement.  The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date.  There are no terms or conditions, express or implied, other than expressly stated in this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

28.           Governing Law and Forum Selection.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.  Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

29.           Multiple Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

30.            Severability.  If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

31.           Time of Essence.  Time is of the essence in the performance of the parties’ obligations under this Agreement.

The parties have executed this Agreement effective as of the Effective Date.

Diversified Inholdings, LLC

By:	/s/ Greg Ekins
Greg Ekins, Manager

By:	/s/ Peter Dilles
Peter Dilles, Manager

Gold Standard Ventures (US) Inc.

By:	/s/ Richard Silas
Name: Richard Silas
Title: Corporate Secretary

Mining Lease and Option to Purchase Agreement
Exhibit A
Description of CD Property and Area of Interest

Property.

See attached list of unpatented mining claims.

Area of Interest.

The Area of Interest encompasses the following lands in Mineral County, Nevada defined by subdivisions of the public survey as T5N, R34E Sections:

T5N R34E MDB&M
Section 1 All, 2 All, 3 All, 10 East Half, 11 All, 12 All.

T5N R35E MDB&M
Section 6 West Half, 7 West Half.

T6N R34E MDB&M
Section 21 All, 22 All, 26 All, 27 All, 28 All, 33East Half, 34 All, 35 All, 36 All.

T5N R33E MDB&M 80 Acre Fee Land
Section 12 SE4/NE4 & NE4/SE4
Not shown on Map, the parcel is 5 miles west of the project area.

The Area of Interest is illustrated in the attached map.

Exhibit A
Description of Property
Part 1 Unpatented Mining Claims

CLAIM NAME	BLM NMC	MINERAL COUNTY RECORDATION	COUNT
CD 26	634390	144 759	1
CD 27	827059	190 854	2
CD 28	827060	190 855	3
CD 30	827062	190 857	4
CD 31	827063	190 858	5
CD 32	827064	190 859	6
CD 33	827065	190 860	7
Kernick 1 R	828925	191 968	8
Kernick R	828926	191 969	9
CD 57	828927	191 970	10
CD 58	832615	194 170	11
CD 59	832616	194 171	12
CD 60	844819	127857	13
CD 61	844820	127858	14
CD 62	842788	127733	15
CD 63	844821	127859	16
CD 64	844822	127860	17
CD 65	844823	127861	18
CD 66	827061	190 856	19
CD 67	844824	127862	20
CD 68	844825	127863	21
CD 69	844826	127864	22
CD 70	844827	127865	23
CD 71	844828	127866	24
CD 72	844829	127867	25
CD 73	844830	127868	26
CD 74	848287	128266	27
CD 75	848288	128267	28
CD 76	848289	128268	29
CD 77	848290	128269	30
CD 78	848291	128270	31
CD 79	848292	128271	32

Mining Lease Exhibit A Description of Property

CD 80	848293	128272	33
CD 81	848294	128273	34
CD 82	848295	128274	35
CD 83	848296	128275	36
CD 84	848297	128276	37
CD 85	848298	128277	38
CD 86	848299	128278	39
CD 87	848300	128279	40
CD 88	848301	128280	41
CD 89	848302	128281	42
CD 90	848303	128282	43
CD 91	848304	128283	44
CD 92	848305	128284	45
CD 93	912144	136558	46
CD 94	912145	136559	47
CD 95	912146	136560	48
CD 96	912147	136561	49
CD 97	912148	136562	50
CD 98	912149	136563	51
CD 99	912150	136564	52
CD 100	912151	136565	53
CD 101	912152	136566	54
CD 102	912153	136567	55
CD 103	912154	136568	56
CD 104	912155	136569	57
CD 105	912156	136570	58
CD 106	912157	136571	59
CD 107	912158	136572	60
CD 108	912159	136573	61
CD 109	912160	136574	62
CD 110	912161	136575	63
CD 111	912162	136576	64
CD 112	912163	136577	65
CD 113	912164	136578	66
CD 114	912165	136579	67
CD 115	912166	136580	68
CD 116	912167	136581	69
CD 117	912168	136582	70

Mining Lease Exhibit A Description of Property

CD 118	912169	136583	71
CD 119	912170	136584	72
CD 120	912171	136585	73
CD 121	912172	136586	74
CD 122	912173	136587	75
CD 123	912174	136588	76
CD 124	912175	136589	77
CD 125	912176	136590	78
CD 126	912177	136591	79
CD 127	912178	136592	80
CD 128	912179	136593	81
CD 129	912180	136594	82
CD 130	912181	136595	83
CD 131	912182	136596	84
CD 132	912183	136597	85
CD 133	912184	136598	86
CD 134	912185	136599	87
CD 135	912186	136600	88
CD 136	912187	136601	89
CD 164	1007208	148172	90
CD 166	1007209	148173	91
CD 168	1007210	148174	92
CD 170	1007211	148175	93
CD 172	1011701	148943	94
CD 174	1011702	148944	95
CD 176	1011703	148945	96
CD 178	1011704	148946	97
CD 180	1005636	147853	98
CD 181	1005637	147854	99
CD 182	1005638	147855	100
CD 183	1005639	147856	101
CD 184	1005640	147857	102
CD 185	1005641	147858	103
CD 186	1005642	147859	104
CD 187	1005635	147860	105
CD 202	1011705	148947	106
CD 203	1011706	148948	107
CD 204	1011707	148949	108

Mining Lease Exhibit A Description of Property

CD 205	1011708	148950	109
CD 206	1011709	148951	110
CD 207	1011710	148952	111
CD 208	1011711	148953	112
CD 209	1011712	148954	113
CD 210	1011713	148955	114
CD 211	1011714	148956	115
CD 211B	1011715	148957	116
CD 212	1011716	148958	117
CD 137	1021899	148959	118
CD 138	1021900	149690	119
CD 139	1021901	149691	120
CD 140	1021902	149692	121
CD 155	1021903	149693	122
CD 156	1021904	149694	123
CD 213	1021905	149695	124
CD 214	1021906	149696	125
CD 215	1021907	149697	126
CD 216	1021908	149698	127
CD 217	1021909	149699	128
CD 218	1021910	149700	129
CD 219	1021911	149701	130
CD 220	1021912	149702	131
CD 221	1021913	149703	132
CD 222	1021914	149704	133
CD 223	1021915	149705	134
CD 224	1021916	149706	135
CD 225	1021917	149707	136
CD 226	1021918	149708	137
CD 229	1021919	149709	138
CD 230	1021920	149710	139
CD 141	1026884	Certified Mailed August 24, 2010	140
CD 142	1026885	Certified Mailed August 24, 2010	141
CD 143	1026886	Certified Mailed August 24, 2010	142
CD 144	1026887	Certified Mailed August 24, 2010	143
CD 145	1026888	Certified Mailed August 24, 2010	144
CD 146	1026889	Certified Mailed August 24, 2010	145
CD 147	1026890	Certified Mailed August 24, 2010	146

Mining Lease Exhibit A Description of Property

CD 148	1026891	Certified Mailed August 24, 2010	147
CD 149	1026892	Certified Mailed August 24, 2010	148
CD 150	1026893	Certified Mailed August 24, 2010	149
CD 157	1026894	Certified Mailed August 24, 2010	150
CD 158	1026895	Certified Mailed August 24, 2010	151
CD 159	1026896	Certified Mailed August 24, 2010	152
CD 160	1026897	Certified Mailed August 24, 2010	153
CD 161	1026898	Certified Mailed August 24, 2010	154
CD 227	1026902	Certified Mailed August 24, 2010	155
CD 228	1026903	Certified Mailed August 24, 2010	156
CD 231	1026904	Certified Mailed August 24, 2010	157
CD 232	1026905	Certified Mailed August 24, 2010	158
CD 233	1026906	Certified Mailed August 24, 2010	159
CD 234	1026907	Certified Mailed August 24, 2010	160
CD 235	1026908	Certified Mailed August 24, 2010	161
CD 238	1026909	Certified Mailed August 24, 2010	162
CD 239	1026910	Certified Mailed August 24, 2010	163
CD 240	1026911	Certified Mailed August 24, 2010	164
CD 241	1023127	150091	165
CD 246	1023128	150092	166
CD 247	1023129	150093	167
CD 248	1023130	150094	168
CD 249	1023131	150095	169
CD 250	1026912	Certified Mailed August 24, 2010	170
CD 251	1026913	Certified Mailed August 24, 2010	171
CD 252	1026914	Certified Mailed August 24, 2010	172
CD 253	1026915	Certified Mailed August 24, 2010	173
CD 254	1026916	Certified Mailed August 24, 2010	174
CD 165	1026899	Certified Mailed August 24, 2010	175
CD 167	1026900	Certified Mailed August 24, 2010	176
CD 169	1026901	Certified Mailed August 24, 2010	177

Fee Land 80 acres
T5N R33E Section 12, NE4/SE4 and the SE4/NE4
Not shown on map

Mining Lease Exhibit A Description of Property

Exhibit A Part 2

Area of Interest and Property Map

T5N R34E MDB&M
Section 1 All, 2 All, 3 All, 10 East Half, 11 All, 12 All.

T5N R35E MDB&M
Section 6 West Half, 7 West Half.

T6N R34E MDB&M
Section 21 All, 22 All, 26 All, 27 All, 28 All, 33 East Half, 34 All, 35 All, 36 All.

T5N R33E MDB&M 80 Acre Fee Land
Section 12 SE4/NE4 & NE4/SE4
Parcel is 5 miles west of the project area. Not shown on Map.

Mining Lease Exhibit A Description of Property

Area of Interest
Area of Interest

Diversified Inholdings East Camp Douglas
Confidentiality Agreement Property Map and Area of Interest
Exhibit A Part 2

Symbol	Description
CD 116	Diversified Inholdings LLC 174 Lode Claims Div In 1 Meter GPS Survey
Osborne	Lode Claims and Patented Lode claims controlled by Jim Pauley Skinner Survey 11-1992
Gold King	Patented Lode claims controlled by Mark Eden Estate. BLM GCDB Survey

Mineral Rights Not controlled by Diversified Inholdings LLC

FEET
0 2000 4000
Scale 1:48,000 1" = 4000'

August 11, 2010
Exhibit_A_Part_2.dwg

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